GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Carol B. Yancey, Executive Vice President and CFO – (770) 612-2044 Sidney G. Jones, Vice President — Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY
REPORTS SALES AND EARNINGS FOR THE SECOND QUARTER ENDED JUNE 30, 2014

- Company Generates Record Sales of $3.9 Billion and Earnings Per Share of $1.28 -

- EPS Up 9% Before One-Time Adjustment in Prior Year -

Atlanta, Georgia, July 21, 2014 — Genuine Parts Company (NYSE: GPC) reports sales and earnings for the second quarter and six months ended June 30, 2014.

Thomas C. Gallagher, Chairman and Chief Executive Officer, announced today that record sales totaling $3.9 billion were up 6% compared to the second quarter of 2013. Net income for the quarter was $197.7 million compared to $216.4 million recorded in the same period of the previous year. Earnings per share on a diluted basis were $1.28 compared to $1.39 for the second quarter last year. Before the one-time adjustment in 2013 described below, second quarter net income of $197.7 million and earnings per share on a diluted basis of $1.28 were both up 9% compared to the same period in 2013.

In association with the April 1, 2013 acquisition of the remaining 70% interest in GPC Asia Pacific, the Company’s initial 30% investment was remeasured and, net of certain one-time purchase accounting costs, amounted to a pre-tax income adjustment of approximately $36 million recorded in the second quarter of 2013. This adjustment, combined with the lower tax rate for the remeasurement, favorably impacted diluted earnings per share in the second quarter of 2013 by $0.22.

For the six months ended June 30, 2014, sales totaled $7.5 billion, up 10% compared to the same period in 2013. Net income for the six months was $355.2 million compared to $360.7 million recorded in the previous year. Earnings per share on a diluted basis were $2.30 compared to $2.31 for the same period last year.

Before the one-time adjustment in 2013, net income for the six months of $355.2 million was up 9% compared to the previous year. Earnings per share on a diluted basis of $2.30 were up 10% compared to the same period in 2013 excluding the adjustment.

In review of the second quarter, Mr. Gallagher commented, “We are pleased to report record sales as well as a solid 9% comparative earnings increase. Our 6% total sales increase includes 5% underlying sales growth and a 2.5% contribution from acquisitions offset by a currency headwind of approximately 1%. Our progress in the quarter was also supported by sales growth in all four of our business segments, with sales for the Automotive Group up 5% including 7% underlying growth offset by a 2% currency headwind. Sales at Motion Industries, our Industrial Group, were up 7% including 4% underlying growth and 3% from acquisitions. Sales at EIS, our Electrical/Electronic Group, increased by 32% due to acquisitions.  Sales for S. P. Richards, our Office Products Group, were up 4% and includes 2% underlying growth along with 2% from acquisitions.”

Mr. Gallagher concluded, “In the second quarter, we again achieved our core objectives of growing sales and earnings, producing operating margin improvement, generating solid cash flows while maintaining a strong balance sheet. We are both proud of and encouraged by this accomplishment and, looking ahead, we enter the second half of 2014 poised to demonstrate ongoing progress in driving improved results. We remain optimistic about our prospects for growth in each of our four businesses.”

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. Eastern time to discuss the results of the quarter and the future outlook. Interested parties may listen to the call on the Company’s website, www.genpt.com, by clicking “Investor Services”, or by dialing 877-331-5106, conference ID 66908522. A replay of the call will also be available on the Company’s website or at 855-859-2056, conference ID 66908522, after the completion of the conference call until 12:00 a.m. Eastern time on August 4, 2014.

Forward Looking Statements

Some statements in this report, as well as in other materials we file with the Securities and Exchange Commission (SEC) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, slowing demand for the Company’s products, changes in general economic conditions, including, unemployment, inflation or deflation, high energy costs, uncertain credit markets and other macro-economic conditions, the ability to maintain favorable vendor arrangements and relationships, disruptions in our vendors’ operations, competitive product, service and pricing pressures, the Company’s ability to successfully implement its business initiatives in each of its four business segments, the Company’s ability to successfully integrate its acquired businesses, the uncertainties and costs of litigation, as well as other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for 2013 and from time to time in the Company’s subsequent filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports to the SEC.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)
	(in thousands, except per share data)
Net sales	$3,908,387	$3,675,997	$7,533,284	$6,874,799
Cost of goods sold	2,729,219	2,570,889	5,269,486	4,847,943

Gross profit	1,179,168	1,105,108	2,263,798	2,026,856
Operating expenses:
Selling, administrative & other expenses	832,205	753,527	1,636,006	1,427,139
Depreciation and amortization	36,783	36,853	73,640	62,852

	868,988	790,380	1,709,646	1,489,991
Income before income taxes	310,180	314,728	554,152	536,865
Income taxes	112,453	98,371	198,941	176,119

Net income	$197,727	$216,357	$355,211	$360,746

Basic net income per common share	$1.29	$1.40	$2.31	$2.33
Diluted net income per common share	$1.28	$1.39	$2.30	$2.31
Weighted average common shares outstanding	153,463	155,050	153,595	154,971
Dilutive effect of stock options and
non-vested restricted stock awards	1,069	1,094	1,063	1,075

Weighted average common shares outstanding –
assuming dilution	154,532	156,144	154,658	156,046

GENUINE PARTS COMPANY and SUBSIDIARIES
SEGMENT INFORMATION AND FINANCIAL HIGHLIGHTS

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)
	(in thousands)
Net sales:
Automotive	$2,110,396	$2,011,802	$4,008,911	$3,556,339
Industrial	1,209,235	1,132,032	2,352,509	2,234,112
Office Products	418,785	402,272	836,883	822,400
Electrical/Electronic Materials	188,034	142,970	368,365	282,155
Other (1)	(18,063)	(13,079)	(33,384)	(20,207)

Total net sales	$3,908,387	$3,675,997	$7,533,284	$6,874,799

Operating profit:
Automotive	$206,683	$186,382	$356,793	$307,425
Industrial	95,428	88,891	178,478	167,786
Office Products	31,183	29,768	65,129	62,960
Electrical/Electronic Materials	16,463	12,221	31,992	22,672

Total operating profit	349,757	317,262	632,392	560,843
Interest expense, net	(6,224)	(7,852)	(12,430)	(11,205)
Intangible amortization	(8,498)	(8,986)	(17,374)	(12,761)
Other, net	(24,855)	14,304	(48,436)	(12)

Income before income taxes	$310,180	$314,728	$554,152	$536,865

Capital expenditures	$21,536	$37,883	$39,923	$50,807

Depreciation and amortization	$36,783	$36,853	$73,640	$62,852

(1) Represents the net effect of discounts, incentives and freight billed reported as a component of net sales.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2014	2013
	(Unaudited)
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$152,863	$196,770
Trade accounts receivable, net	1,909,268	1,759,176
Merchandise inventories, net	2,987,143	2,799,150
Prepaid expenses and other current assets	463,087	352,645

TOTAL CURRENT ASSETS	5,512,361	5,107,741
Goodwill and other intangible assets, less accumulated amortization	1,432,862	1,270,447
Deferred tax assets	89,196	179,850
Other assets	555,825	459,320
Net property, plant and equipment	661,304	642,955

TOTAL ASSETS	$8,251,548	$7,660,313

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade accounts payable	$2,489,570	$2,064,878
Current portion of debt	306,358	650,102
Income taxes payable	22,639	10,865
Dividends payable	88,211	83,407
Other current liabilities	600,076	513,695

TOTAL CURRENT LIABILITIES	3,506,854	3,322,947
Long-term debt	500,000	250,000
Retirement and other post-retirement benefit liabilities	137,616	494,572
Deferred tax liabilities	85,584	–
Other long-term liabilities	484,000	506,655
Common stock	153,306	154,859
Retained earnings and other	3,725,279	3,521,735
Accumulated other comprehensive loss	(351,415)	(600,223)

TOTAL PARENT EQUITY	3,527,170	3,076,371
Noncontrolling interests in subsidiaries	10,324	9,768

TOTAL EQUITY	3,537,494	3,086,139

TOTAL LIABILITIES AND EQUITY	$8,251,548	$7,660,313

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2014	2013
	(Unaudited)
	(in thousands)
OPERATING ACTIVITIES:
Net income	$355,211	$360,746
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	73,640	62,852
Share-based compensation	7,855	5,455
Excess tax benefits from share-based compensation	(5,948)	(9,410)
Other	753	(51,051)
Changes in operating assets and liabilities	(64,409)	98,486

NET CASH PROVIDED BY OPERATING ACTIVITIES	367,102	467,078
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(39,923)	(50,807)
Acquisitions and other investing activities	(178,889)	(596,105)

NET CASH USED IN INVESTING ACTIVITIES	(218,812)	(646,912)
FINANCING ACTIVITIES:
Proceeds from debt	1,246,613	1,269,550
Payments on debt	(1,214,169)	(1,098,998)
Share-based awards exercised, net of taxes paid	(6,754)	(10,948)
Excess tax benefits from share-based compensation	5,948	9,410
Dividends paid	(171,171)	(159,908)
Purchase of stock	(53,769)	(26,318)

NET CASH USED IN FINANCING ACTIVITIES	(193,302)	(17,212)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	982	(9,279)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(44,030)	(206,325)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	196,893	403,095

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$152,863	$196,770